Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements of Exactech, Inc. on Form S-3 (No. 333-79705) and Form S-8 (No. 333-50010) of our report dated March 1, 2004, appearing in this Annual Report on Form 10-K of Exactech, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Certified Public Accountants

Jacksonville, Florida

March 12, 2004